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                                                                      EXHIBIT 11

                           COHR INC. AND SUBSIDIARIES

                     COMPUTATION OF INCOME (LOSS) PER SHARE
                 (IN THOUSANDS, EXCEPT INCOME (LOSS) PER SHARE)

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
                                                  THREE MONTHS ENDED             NINE MONTHS ENDED
                                                     DECEMBER 31,                   DECEMBER 31,
                                              --------------------------     --------------------------
                                                1997           1996            1997           1996
                                              --------     -------------     --------     -------------
                                                           (AS RESTATED,                  (AS RESTATED,
                                                            SEE NOTE 4)                    SEE NOTE 4)
Net income (loss) attributable to common
  stock.....................................  $(10,655)       $   574        $(11,409)       $ 2,571
                                              ========        =======        ========        =======
Weighted average number of common shares
  outstanding used for basic calculations...     6,433          5,162           6,429          4,765
Dilutive effect of stock options and
  warrants after application of treasury
  stock method..............................        --            377              --            385
                                              --------        -------        --------        -------
Number of shares used to compute diluted
  income per share..........................     6,433          5,539           6,429          5,150
                                              ========        =======        ========        =======
Net income (loss) per share -- basic........  $  (1.66)       $  0.11        $  (1.77)       $  0.54
                                              ========        =======        ========        =======
Net income (loss) per share -- diluted......  $  (1.66)       $  0.10        $  (1.77)       $  0.50
                                              ========        =======        ========        =======
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